Exhibit 99.5
[MERRILL LYNCH LETTERHEAD]
Board of Directors
Regions Financial Corporation
417 North 20th Street
Birmingham, AL 35203
     We hereby consent to the inclusion of our opinion letter dated May 24, 2006 to the Board of Directors of Regions Financial Corporation as Annex D to the Joint Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 relating to the proposed merger of Regions Financial Corporation with Amsouth Bancorporation, and to the references to such opinion and our name contained in such Join Proxy Statement/Prospectus under the captions “Summary — Regions’ Financial Advisor has Provided an Opinion to the Regions Board of Directors as to the Fairness of the Exchange Ratio, From a Financial Point of View, to Regions,” “The Merger — Background of the Merger,” “The Merger — Regions’ Reasons for the Merger; Recommendations of Regions’ Board of Directors,” “The Merger — Opinion of Regions’ Financial Advisor” In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or to the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ Jason Braunstein

Name:	Jason Braunstein
Title:	Vice President
July 12 , 2006